Exhibit 10.31

Executive Officer Compensation Summary

CollaGenex Pharmaceuticals, Inc.’s (the “Company’s”) executive officers consist of: (i) Colin W. Stewart, President and Chief Executive Officer; (ii) Nancy C. Broadbent, Senior Vice President and Chief Financial Officer and Treasurer; (iii) David F. Pfeiffer, Senior Vice President of Sales and Marketing; (iv) Klaus Theobald, Senior Vice President and Chief Medical Officer; (v) Andrew Powell, Vice President, General Counsel and Secretary and (vi) Greg Ford, our Vice President, Business Development and Strategic Planning.

The compensation structure for executive officers of the Company consists of three components: base salary, discretionary cash bonuses (typically paid annually) and stock options. The Company does not have employment agreements with any of its executive officers, but has executed indemnification agreements with each of its executive officers.  In addition, the Company has entered into change of control agreements with each of Mr. Stewart, Ms. Broadbent, Mr. Pfeiffer, Mr. Powell, Dr. Theobald and Mr. Ford.

The Compensation Committee of the Board of Directors (the “Committee”) seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at other emerging pharmaceutical companies. Annual cash bonuses are awarded to executive officers based on their achievements against a stated list of objectives developed at the beginning of each year by senior management and the Committee. All executive officers are awarded option grants upon joining the Company that are competitive with those at comparable emerging pharmaceutical companies. In addition, the Committee may award additional stock option grants annually. When granting stock options, the Committee considers the recommendation of the Company’s Chief Executive Officer and the relative performance and contributions of each executive officer.

Compensation decisions affecting the Company’s executive officers are made on an annual basis by the Committee. On December 21, 2007, the Committee approved the terms of compensation (exclusive of option grants) to be paid to the Company’s executive officers, including the base salary for 2008, as follows:

•                  Mr. Stewart. The Committee approved a 4% increase in Mr. Stewart’s base salary for 2008, as well as a $176,248 bonus. As a result of the increase, Mr. Stewart’s base salary is now $431,288.

•                  Ms. Broadbent. The Committee approved a 4% increase in Ms. Broadbent’s base salary for 2008, as well as a $138,424 bonus. As a result of the increase, Ms. Broadbent’s base salary is now $277,000.

•                  Mr. Pfeiffer. The Committee approved a 4% increase in Mr. Pfeiffer’s base salary for 2008, as well as a $104,614 bonus. As a result of the increase, Mr. Pfeiffer’s base salary is now $286,312.

•                  Mr. Theobald. The Committee approved a 10% increase in Mr. Theobald’s base salary for 2008, as well as a $133,400 bonus. As a result of the increase, Mr. Theobald’s base salary is now $319,000.

•                  Mr. Powell. The Committee approved a 9% increase in Mr. Powell’s base salary for 2008, as well as a $138,700 bonus. As a result of the increase, Mr. Powell’s base salary is now $270,000.

•                  Mr. Ford. The Committee approved a 4% increase in Mr. Ford’s base salary for 2008, as well as a $115,598 bonus. As a result of the increase, Mr. Ford’s base salary is now $261,300.